EXHIBIT INDEX

(a)(2)   Articles of Amendment to the Articles of Incorporation dated
         June 17, 1999.

(b)      By-Laws of AXP New Dimensions Fund, Inc. as amended January 11, 2001.

(h)(9) Transfer Agency Agreement between Registrant and American Express Client Service Corporation, dated May 10, 2001.

(i)      Opinion and consent of counsel.

(j)      Independent Auditors' Consent.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.

(q)(3) Trustee's Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.

(q)(4) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.